JUNO LIGHTING ANNOUNCES PRELIMINARY

                             PRORATION RESULTS

      Des Plaines, Ill - (June 30, 1999) - Juno Lighting, Inc. (Nasdaq:
Juno) today announced that it has been advised by First Chicago Trust Company, the Exchange Agent for the merger, that the holders of a total of 1,387,440 shares (including 802,869 shares subject to guarantee of delivery) had properly elected by the 5:00 p.m., June 29th deadline to receive shares of Juno common stock in the merger between Juno and Fremont Investors. Electing stockholders will receive one share of Juno common stock for each share subject to their election. Based on 1,387,440 electing shares (which may change depending on the timely delivery of electing shares subject to guarantee of delivery), Juno stockholders at the time of the merger (other than dissenting stockholders) who did not elect to receive Juno shares in the merger are entitled to receive $25.00 per share in cash for approximately 94.1% of their shares and a share of Juno common stock for each of their remaining shares. A cash payment based on a $25 per share price will be paid in lieu of fractional shares.

      Juno is a specialist in the design, manufacturing, and marketing of lighting fixtures for commercial and residential use.

      Any offering of securities in connection with the merger and recapitalization will be made only by means of a prospectus. This news release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such offering, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Juno's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that can cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in Juno's reports on Form 10-K and 10-Q and its registration statement on Form S-4 on file with the Securities and Exchange Commission.


CONTACT:    Joel Chemers of Juno Lighting, Inc. (847) 813-8384
            George Bilek of Juno Lighting, Inc. (847) 813-8330